Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.

and

The Board of Directors of the General Partner

Digital Realty Trust, L.P.:

We consent to the use of our reports dated March 2, 2020, with respect to:

(i)

The consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated income statements and statements of comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III, properties and accumulated depreciation;

(ii)	The effectiveness of Digital Realty Trust, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2019; and

(iii)

The consolidated balance sheets of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2019 and 2018, the related consolidated income statements and statements of comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III, properties and accumulated depreciation, incorporated herein by reference.

Our reports with respect to the December 31, 2019 consolidated financial statement of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. refer to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of ASU No. 2016-02 Leases and related accounting standards updates (collectively topic 842).

/s/ KPMG LLP

San Francisco, California

March 9, 2020